Lawson Products Reports Second Quarter 2014 Results

Sales Increase 5.5%
Generates Operating Income of $1.2 Million

CHICAGO, July 24, 2014 - Lawson Products, Inc. (NASDAQ:LAWS) (“Lawson” or the "Company"), a distributor of products and services to the MRO marketplace, today announced results for the second quarter ended June 30, 2014.

Highlights

•
Net sales increased for the fourth consecutive quarter, up 5.5% to $72.1 million in the second quarter of 2014. Average daily sales increased 2.6% over the first quarter of 2014 in addition to the 1.9% from the first quarter over the fourth quarter of 2013.

•
Operating income was $1.2 million in the second quarter of 2014 compared to an operating loss of $0.2 million a year ago and an operating loss of $4.7 million in the first quarter of 2014. Excluding non-recurring items, adjusted operating income improved $2.2 million over the year ago quarter and $2.0 million over the first quarter of 2014.

•	Outstanding debt at the end of the second quarter was $2.4 million, a decrease of $9.2 million from the first quarter of 2014 and a decline of $20.8 million from the second quarter of 2013.

•	The second quarter finished with 878 sales representatives, a net increase of 42 during the quarter and in line with the planned 15%-20% increase for the year.

"Our second quarter results demonstrate how the initiatives we’ve undertaken over the past few years are positively impacting our performance,” said Michael DeCata, president and chief executive officer. “The combination of our upward sales trend and benefits from investments in our operations and sales organization are beginning to deliver the desired results. With the addition of 42 direct sales reps in the second quarter, we remain on pace to grow our sales team by 15% to 20% percent this year.

“During the quarter, we also completed the sale and partial-leaseback of our Reno, Nevada, distribution center. By consolidating our operations at that location we were able to reduce our debt and strengthen our balance sheet.”

Second Quarter Results

Net sales for the second quarter of 2014 were $72.1 million versus $68.3 million for the second quarter of 2013. Both 2014 and 2013 had 64 selling days. Average daily sales increased 5.5% to $1.126 million in the second quarter of 2014 from $1.067 million a year earlier, and also increased 2.6% over the $1.098 million reported in the first quarter of 2014. The sales increase was driven by improved productivity of existing sales reps and sales produced by reps hired in the past year.

We anticipate a temporary decline in average sales per sales representative per day, as newly added sales representatives build up customer relationships and sales volume in their territories. This was reflected in the decline of sales per sales representative per day to $1,319 in the second quarter of 2014 compared to $1,397 in the second quarter of 2013 and $1,341 for the first quarter of 2014.

Gross profit for the period as a percentage of sales improved to 60.8%, compared to 59.5% in the second quarter of 2013, primarily due to lower outbound freight expense and improved distribution center efficiencies.

SG&A expenses were $42.4 million in the quarter compared to $40.8 million a year ago and decreased as a percent of sales to 58.9% for the second quarter of 2014 compared to 59.8% in the same period last year. Lower G&A costs were offset by higher selling expenses. The decline in G&A was primarily due to the more efficient operation of the new McCook facility and lower compensation expense; while the increase in selling costs was driven by the ongoing expansion of the sales force.

Excluding stock-based compensation, severance and the non-cash impairment charge, adjusted non-GAAP operating income was $2.1 million for the second quarter of 2014 compared to an adjusted operating loss of $0.1 million a year ago and an adjusted operating income of $0.1 million in the first quarter of 2014 (see reconciliation in Table 1). Operating income for the second quarter of 2014 was $1.2 million compared to a loss of $0.2 million in the second quarter of 2013. The improvement was primarily related to improved sales and gross margin, partially offset by the investment in hiring and onboarding of new sales representatives.

Net income for the second quarter of 2014 was $0.8 million, or $0.09 per diluted share, as compared to net income of $0.4 million, or $0.05 per diluted share, for the same period a year ago.

During the second quarter the Company's outstanding debt under the credit agreement decreased to $2.4 million from $11.6 million at the end of the first quarter of 2014. The decrease of $9.2 million was primarily driven by $8.3 million of net proceeds received from the sale and partial-leaseback of the Reno, Nevada distribution center. As part of the sales transaction, the Company entered into a 10-year lease for approximately one-half of the building which provides sufficient capacity for the foreseeable future.

“Going forward we will continue to focus on our key objectives: improving volume from existing sales reps, while continuing to add new sales reps; maintaining high customer service levels; remaining disciplined as we reinvest in the business; and effectively managing our expenses,” stated Mr. DeCata.

Conference Call

Lawson Products, Inc., will conduct a conference call with investors to discuss second quarter 2014 results at 9:00 a.m. Eastern Time on July 24, 2014. The conference call is available by direct dial at 877-317-6789 in the U.S. or 412-317-6789 from outside of the U.S. A replay of the conference call will be available approximately one hour after completion of the call through September 2, 2014. Callers can access the replay by dialing 877-344-7529 in the U.S. or 412-317-0088 outside the U.S. The PIN access number for the replay is 10016326#. A streaming audio of the call and an archived replay will also be available on the investor relations page of Lawson's website through September 2, 2014.

About Lawson Products, Inc.

Founded in 1952, Lawson Products (NASDAQ: LAWS) is an industrial distributor of approximately 300,000 maintenance and repair products. Lawson Products serves the industrial, commercial, institutional and government maintenance, repair and operations (MRO) market. The Company ships products to customers in all 50 states, Puerto Rico, Canada, Mexico and the Caribbean from five strategically located distribution centers in North America. Under its Kent Automotive brand, the Company supplies products to collision and mechanical repair shops as well as automotive OEMs. For additional information, please visit www.lawsonproducts.com.

This Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms "may," "should," "could," "anticipate," "believe," "continues," "estimate," "expect," "intend," "objective," "plan," "potential," "project" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management's current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause or contribute to such differences or that might otherwise impact the business and include the risk factors set forth in Item 1A of the December 31, 2013, Form 10-K filed on February 20, 2014. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements whether as a result of new information, future events or otherwise.

-TABLES FOLLOW-

Lawson Products, Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Net sales	$72,080	$68,317	$141,284	$135,530
Cost of goods sold	28,277	27,683	56,203	55,082
Gross profit	43,803	40,634	85,081	80,448

Operating expenses:
Selling expenses	22,950	20,617	44,230	42,225
General & administrative expenses	19,480	20,218	41,277	41,954
Total SG&A	42,430	40,835	85,507	84,179
Impairment loss	132	—	3,046	—
Operating expenses	42,562	40,835	88,553	84,179

Operating income (loss)	1,241	(201)	(3,472)	(3,731)

Interest expense	(211)	(221)	(455)	(434)
Other income (expense), net	81	(70)	(67)	(131)

Income (loss) from continuing operations before income taxes	1,111	(492)	(3,994)	(4,296)
Income tax expense (benefit)	313	(501)	(470)	(701)

Income (loss) from continuing operations	798	9	(3,524)	(3,595)
Income and gain from discontinued operations, net of income taxes	—	388	1,367	769
Net income (loss)	$798	$397	$(2,157)	$(2,826)

Basic and diluted income (loss) per share of common stock:
Continuing operations	$0.09	$—	$(0.41)	$(0.42)
Discontinued operations	—	0.05	0.16	0.09
Net income (loss) per share	$0.09	$0.05	$(0.25)	$(0.33)

Basic and diluted weighted average shares outstanding:
Basic weighted average shares outstanding	8,677	8,629	8,668	8,618
Dilutive effect of stock based compensation	121	42	—	—
Diluted weighted average shares outstanding	8,798	8,671	8,668	8,618

Lawson Products, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except share data)

	June 30, 2014	December 31, 2013
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$1,589	$698
Restricted cash	800	800
Accounts receivable, less allowance for doubtful accounts	33,500	30,221
Inventories, net	43,891	45,774
Miscellaneous receivables and prepaid expenses	4,123	4,393
Deferred income taxes	5	5
Discontinued operations	—	8,960
Total current assets	83,908	90,851

Property, plant and equipment, net	44,139	58,974
Cash value of life insurance	9,325	9,179
Deferred income taxes	54	54
Other assets	549	481
Discontinued operations	—	406
Total assets	$137,975	$159,945

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving line of credit	$2,446	$16,078
Accounts payable	9,090	14,787
Accrued expenses and other liabilities	23,929	23,521
Discontinued operations	461	564
Total current liabilities	35,926	54,950

Security bonus plan	16,168	16,143
Financing lease obligation	9,832	10,223
Deferred compensation	5,219	5,867
Deferred rent liability	4,590	4,961
Other liabilities	2,015	1,889
Total liabilities	73,750	94,033

Stockholders’ equity:
Preferred stock, $1 par value:
Authorized - 500,000 shares, issued and outstanding — None	—	—
Common stock, $1 par value:
Authorized - 35,000,000 shares, Issued – 8,704,800 shares and 8,670,512 shares, respectively; Outstanding – 8,693,173 and 8,658,885 shares, respectively	8,705	8,671
Capital in excess of par value	8,159	7,799
Retained earnings	45,487	47,644
Treasury stock – 11,627 shares	(187)	(187)
Accumulated other comprehensive income	2,061	1,985
Total stockholders’ equity	64,225	65,912
Total liabilities and stockholders’ equity	$137,975	$159,945

LAWSON PRODUCTS, INC.
REGULATION G GAAP RECONCILIATIONS
The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company's management believes that certain non-GAAP financial measures may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain infrequently occurring, seasonal or non-operational items that impact the overall comparability. See Table 1 below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended June 30, 2014, March 31 2014 and June 30, 2013. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results, respectively, prepared in accordance with GAAP.

TABLE 1 - RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP OPERATING INCOME (LOSS)
(Amounts in thousands)
(Unaudited)

	Three Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013

Operating income (loss), as reported per GAAP	$1,241	$(4,713)	$(201)

Stock-based compensation (1)	408	1,125	76
Severance expense	290	728	2
Impairment loss (2)	132	2,914	—
Adjusted non-GAAP operating income (loss)	$2,071	$54	$(123)

(1)    Expense for stock-based compensation, of which a portion varies with the Company's stock price
(2)    Non-cash impairment charge related to the Reno, Nevada, distribution center

LAWSON PRODUCTS, INC.
TABLE 2 - QUARTERLY RESULTS (UNAUDITED)

	(Dollars in thousands)
	Three Months Ended
	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013	Sep. 30, 2013	Jun. 30, 2013

Number of business days	64	63	61	64	64

Average daily net sales	$1,126	$1,098	$1,078	$1,066	$1,067
Sequential quarter increase (decrease)	2.6%	1.9%	1.1%	(0.1)%	—%

Average active sales rep. count (1)	854	819	794	774	764
Period-end active sales rep. count	878	836	806	784	773

Sales per rep. per day	$1.319	$1.341	$1.358	$1.377	$1.397
Sequential quarter increase (decrease)	(1.6)%	(1.3)%	(1.4)%	(1.4)%	(0.2)%

Net sales	$72,080	$69,204	$65,738	$68,235	$68,317
Gross profit	43,803	41,278	39,627	41,220	40,634

Gross profit percentage	60.8%	59.6%	60.3%	60.4%	59.5%

Operating expenses
Selling, general & administrative expenses	$42,430	$43,077	$40,101	$40,350	$40,835
Other expenses, net (2)	132	2,914	2,528	—	—
	42,562	45,991	42,629	40,350	40,835

Operating income (loss)	$1,241	$(4,713)	$(3,002)	$870	$(201)

(1)    Average active sales representative count represents the average of the month-end sales representative counts

(2)
The three months ended June 30, 2014 and March 31, 2014 include a $0.1 million and $2.9 million, respectively, non-cash impairment charge related to the Reno, Nevada, distribution center. The three months ended December 31, 2013 includes $2.9 million expense related to the sublease of a portion of the Company's headquarters and a $0.4 million benefit related to the settlement of an employment tax matter.

Contact

Investor Relations:
Lawson Products, Inc.
Ronald J. Knutson
Executive Vice President and Chief Financial Officer
773-304-5665